Exhibit 99.1

World Fuel Services Corporation Completes Western Petroleum Acquisition

Further Expands Land and General Aviation Businesses

MIAMI--(BUSINESS WIRE)--October 1, 2010--World Fuel Services Corporation (NYSE:INT) announced today that its wholly-owned subsidiary, World Fuel Services, Inc., has completed the previously announced acquisition of the capital stock of Western Petroleum Company (“Western”), including the assets comprising Western’s wholesale motor fuel, aviation fuel, propane and lubricants distribution businesses.

“The acquisition of Western builds on our strategy to further expand and strengthen our land-based fuel and general aviation businesses,” stated Michael J. Kasbar, president and chief operating officer of World Fuel Services Corporation. “We are excited to welcome Western's talented team to our organization.”

Western, based in Eden Prairie, Minnesota, with 2009 volumes of more than 500 million gallons of gasoline and diesel fuel and approximately 100 million gallons of aviation fuel, is one of the nation’s largest independently owned petroleum marketing companies.

The transaction is expected to be $0.13 to $0.15 accretive to earnings in the first twelve months after giving effect to $10 million in common stock issued in connection with the acquisition and the Company’s recently completed follow-on equity offering.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global leader in the marketing and sale of marine, aviation and land fuel products, as well as related services. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in 200 countries, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 44 strategically located global offices, World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, Executive Vice President &
Chief Financial Officer
or
Francis X. Shea, Executive Vice President &
Chief Risk and Administrative Officer
305-428-8000